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                                    EXHIBIT I

Contract of Sale


between


bmp Mobility AG Venture Capital
represented by its chief executive officer Oliver Borrmann, Charlottenstrasse 16, 10117 Berlin,


                                                          (hereinafter "Seller")


and


ANB Alster Neue Beteiligungs GmbH & Co. KG, represented by its managing director Dr. Gerd Kukuk, Neuer Wall 20, 20354 Hamburg,


                                                           (hereinafter "Buyer")



Preamble


The Seller holds shares in the company Semiconductor Laser International Corporation - (hereinafter referred to as "Company"), registered under laws of the State of Delaware and with residence in Binghamton in the State of New York.


Article 1 - Subject-matter of Sale


(1) The Seller is the owner of

                   2,372,650 Common stocks
                   1,000,000 Convertible Preferred Stocks
                     500,000 Warrants.

(2) The common stocks and the convertible preferred stocks are deposited with Dresdner Bank AG in Berlin.

(3) The Seller sells to the Buyer the shares and the warrants specified in the preceding paragraph.



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Article 2 - Selling Price


The selling price is


for the common shares                             US-$    925,333.50
for the convertible preferred shares              US-$  1,950,000.--
for the warrants                                  US-$          0.--

total                                             US-$  2,875,333.50


and is to be transferred into an account to be named by the Seller until November 30, 2000.



Article 3 - Warranty


(1) The Seller warrants that he is the owner of the shares and that these shares have neither been pledged nor otherwise encumbered; the shares have not been attached nor otherwise confiscated.

(2) The Seller gives no warranty in respect of the value of the share or the financial circumstances of the Company and in respect of other circumstances and facts which are not mentioned in the preceding paragraph.

(3) The Buyer is aware of all agreements entered into between the Seller and the Company which are related to the shares and warrants and of their contents and of all conditions relating to the shares and warrants. The Buyer will receive copy of all relevant documents.

(4) The Buyer is also aware, that a conversion of preferred stocks in common stocks will bring the Buyer in the position of a controlling shareholder. The operating business of the company might be of importance for the national security of the US. Therefore the conversion might be governed by the Exon-Florio-Amendment, which gives the federal government to review the conversion of the preferred stocks.


Article 4 - Transfer of the Subject-Matter of the Sale


(1) The Seller assigns to the Buyer who accepts the same his rights arising from the shares alongside the right to share in profits ab initio as well as other rights which are attached to the shares or which were stipulated by the company in favour of the Seller, the warrants and all other rights, titles and claims which the seller has obtained in context with acquiring and holding the shares and warrants and being a shareholder of the company without restriction to rights, claims and titles stipulated in a contract; this does also include claims and actions against third persons besides the company.


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                                                               Page 9 of 9 Pages

(2) The Seller will - if necessary or expedient endorse the stock and warrant certificates in favour of the Buyer.

(3) The Seller empowers the Buyer to notify the Company and the other shareholders of the transfer of the shares and of the warrants and to take all steps which are necessary or expedient to effect the transfer of the shares and warrants. This does also include the reporting of the transfer of the shares and the warrants to the SEC.

(4) Immediately after concluding this contract the seller will instruct Dresdner Bank AG in Berlin to transfer the shares to a deposit account named by the Buyer.

(5) The Seller empowers the Buyer to exercise the rights associated with the shares even prior to the passing of these rights.


Article 5 - Miscellaneous


(1) The Buyer bears the costs and expenses arising out of concluding and performing this contract.

(2) This Contract and its performance is governed by German law. In a case of contradiction between German Law and peremptory provisions of the laws of the United States of America or its states the latter shall prevail.

(3) Place of performance and court of jurisdiction for all claims arising from this Contract is Frankfurt/Main (Germany).

(4) This document contains the entire agreement; there are no stipulations, warranties and representations outside this document either in oral or in other form.

(5) Amendments and supplements to this Contract must be made in writing. This also applies to any amendment of the agreement on the written form.

(6) Should individual provisions of this Contract be wholly or partly invalid or unenforceable, this shall not affect the validity or enforceability of the Contract otherwise. Instead of the invalid or unenforceable provision, a valid and enforceable provision should take effect which comes closest to the economic intention of the parties in the invalid provision.



Berlin, date 15.02.2000

/s/ Oliver Borrmann
-------------------------------

Seller, Oliver Borrmann



Hamburg, date 15.02.2000

/s/ Dr. Gerd Kukuk
-----------------------------

Buyer, Dr. Gerd Kukuk



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